Exhibit 10.4

July 18, 2000

Mr. Jaisim Shah

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Dear Jaisim:

On behalf of Protein Design Labs, Inc., I am pleased to extend to you an offer for the position of Vice President, Marketing reporting to Daniel Levitt, President, Research and Development.

The monthly salary for this position is $18,750.00 ($225,000.00/annually). We offer our employees an attractive benefits package, including a comprehensive medical policy and dental plan, as well as life insurance coverage.

PDL is prepared to offer you reasonable relocation assistance from New Jersey to the San Francisco Bay Area, including movement of your household goods (packing, shipping and unloading of household goods) and the shipment of two automobiles (if you are not driving one of them across country). The cost of shipping the cars shall not exceed the low blue book value. Arrangements will be made by PDL.

In addition, PDL agrees to provide reimbursement for reasonable expenses incurred during a five-day house hunting trip for your and your spouse to the Bay Area. The trip will include lodging, meals and a rental car for five days. Again, these arrangements will be made by PDL.

PDL will also pay the airfare for your and your spouse’s final trip to the Bay Area. If you prefer to drive, PDL will provide you with a stipend to cover gas, hotel, and food that would be equivalent to the cost of the plane tickets. Arrangements will be made by PDL.

Upon arriving in the Bay Area, PDL is prepared to offer you a temporary housing allowance covering up to $2,000 in expenses, each month for six (6) months. If you prefer, you can use this money for a mortgage differential instead of temporary housing for up to six (6) months. Additionally, PDL is prepared to offer you a storage allowance covering up to $2,000 in expenses, each month for six (6) months.

If you terminate your employment with PDL anytime during your first year of employment, you must repay the amount you received for relocation in full, within fifteen (15) days of leaving the Company.

PDL will extend to you a loan with a principal amount of up to $50,000 toward the purchase of a home in the Bay Area. The loan may only be used within the first year of your employment with PDL, and will be made upon your execution of an appropriate promissory note when you purchase a home in the Bay Area. The loan will bear interest at the lowest rate permissible by law to avoid imputed interest, and will be repayable as follows: on the first anniversary of the loan, all then-accumulated interest will be due; on the second anniversary of the loan, all then-accumulated interest will be due; on the third anniversary of the loan, 50% of the principal amount, plus all then-accumulated interest will be due; and on the fourth anniversary of the loan, the balance of all principal and accumulated interest will be due. The full amount of the principal and any accumulated interest will be immediately due and payable upon your termination of employment with PDL for any reason.

PDL will extend to you an additional loan with a principal amount of up to $50,000 toward the purchase of a home in the Bay Area. The loan must be used within the first year of your employment at PDL, and will be made upon your execution of an appropriate promissory note. The loan will bear interest at the lowest rate permissible by law to avoid imputed interest. Accumulated interest will be forgiven annually on the anniversary date of the loan, if, on each such date, you are still an employee of PDL. The entire principal amount will be forgiven on the fourth anniversary date of the loan if you are then still an employee of PDL. If your employment with PDL is terminated for any reason prior to the fourth anniversary date of the loan, the full amount of the principal and any accumulated interest will be immediately due and payable to PDL.

PDL will extend to you a bridge loan toward the purchase of a home in the Bay Area. The amount of this loan shall not exceed $100,000. The loan will be made upon the execution of an appropriate promissory note. The loan will bear interest at the lowest rate permissible by law to avoid imputed interest. The entire principal amount and all accumulated interest will be immediately due and payable the sooner of either the sale of your current residence or six (6) months after your first day of employment with PDL.

In addition, PDL is prepared to offer you a hiring bonus of $40,000.00 payable and included in your first paycheck from PDL. If your employment will PDL is terminated for any reason prior to your second anniversary with PDL, the entire $40,000.00 will be immediately due and payable to PDL.

In addition to our salary and benefits packages, I am pleased to offer to you options to purchase 40,000 shares of Protein Design Labs Common Stock under a PDL stock option plan. This offer is subject to the approval of the Board of Directors and your execution of our standard Stock Option Agreement. The options will vest over four years, with one-fourth of the options vesting after one year of employment and the remainder vesting in equal monthly increments over the remaining three years. The exercise price will be equal to the fair market value of the stock on the date the Board approves the stock offer.

For purposes of federal immigration law, you will be required to provide PDL documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire.

As a Protein Design Labs employee, you are free to resign at any time, just as Protein Design Labs is free to terminate your employment at any time, with or without cause.

To indicate your acceptance of our offer, please sign and date one copy of this letter in the space provided below and return it to Cheryle Johnson, in the enclosed envelope by the date indicated below. This letter, along with an agreement relating to proprietary rights between you and PDL, sets forth the terms of your employment with PDL and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by PDL and by you.

We are very excited at the prospect of your joining Protein Design Labs as a key contributor. This offer will remain open until July 24, 2000, at which time it will expire if not previously accepted.

Sincerely,

/s/ Daniel Levitt	/s/ Jaisim Shah
Daniel Levitt, President, Research and	Jaisim Shah
Development

July 20, 2000
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